UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): August 30, 2017

ENERTOPIA CORP.
(Exact name of registrant as specified in its charter)

Nevada	000-51866	20-1970188
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

156 Valleyview Road, Kelowna, BC V1X 3M4
(Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code: (250) 765-6412

_________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e -4(c))

Item 2.01 Acquisition of Asset

On August 30, 2017, Enertopia has 100% ownership by staked placer and lode claims approximately of 160 Acres to the County and U.S. Bureau of Land Management in the amount of $7,162. These will be annual fees subject to any adjustments. Next payment will be August 31, 2018.

Various outcrop locations across the claims were investigated in July 2017. These outcrops were primarily light greenish exposures of claystone, mudstone and volcanoclastic deposits forming part of a sequence of uplifted paleo-lake deposits on the flank of the basin. Numerous samples were collected and analyzed in the field using a LIBS (Laser Induced Breakdown Spectroscopy) handheld analyzer that had been calibrated specifically for lithium. Sixteen samples were ultimately bagged and delivered to ALS/Chemex Labs in Reno, NV for assay analysis.

Early indications show at least two potential types of lithium enrichment on the Enertopia property.

Lab analysis has revealed the high solubility of the contained Lithium which should offer the Company the ability to create the synthetic brine suitable for extracting the Lithium using Genesis Water Technologies patent pending lithium extraction technology

Item 7.01 Regulation FD Disclosure.

A copy of the news release announcing the property acquisition is filed as exhibit 99.1 to this current report and is hereby incorporated by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated August 30, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 30, 2017

Enertopia Corp.

By: ”Robert McAllister”
Robert G. McAllister
President and Director